Exhibit 99.1

Contact:

Sean Cassidy

Vice President and Chief Financial Officer

scassidy@curagen.com

(203) 871-4400

CuraGen Reports Second Quarter 2009 Financial Results

Further Reduces Outstanding Convertible Debt in July 2009

and Reaches Agreement to Settle Recent Class Action Lawsuits

BRANFORD, Conn., – July 31, 2009 – CuraGen Corporation (NASDAQ: CRGN) today reported its financial results for the second quarter of 2009 and announced that it had further reduced its outstanding convertible debt and reached an agreement in principle, expressed in a memorandum of understanding, to settle recent shareholder class action lawsuits filed in the State of Connecticut and the State of Delaware in connection with the proposed merger between CuraGen Corporation and Celldex Therapeutics, Inc. The settlement is subject to documentation and court approval.

During the three and six month periods ended June 30, 2009, CuraGen utilized $3.8 million and $7.8 million, respectively, of cash and investments for operations, which includes cash paid for legal, audit and strategic advisor fees of $0.6 million and $0.7 million for the three and six month periods ended June 30, 2009, respectively. As of June 30, 2009, CuraGen had $76 million of cash and investments and $14.1 million of 4% convertible subordinated notes due February 2011. CuraGen repurchased $1.64 million of its 4% convertible subordinated notes for $1.39 million in July 2009 and as of July 31, 2009, had $12.5 million of 4% convertible subordinated notes outstanding. During 2009, through privately negotiated transactions, CuraGen has repurchased $6.5 million of convertible subordinated notes at an average cost of 80% of par.

For the three and six months ended June 30, 2009, CuraGen reported total operating expenses of $4.7 and $8.3 million, respectively, which included costs incurred for legal, audit and strategic advisor fees of $1.5 million and $1.6 million for the three and six month periods ended June 30, 2009, respectively.

CuraGen is continuing to enroll patients in clinical trials of CR011-vcMMAE, an antibody-drug conjugate that targets GPNMB. “We continue to be very positive about the development opportunities for CR011 in breast cancer and melanoma,” commented Dr. Timothy M. Shannon, President and Chief Executive Officer of CuraGen. “We look forward to presenting updated data for the breast cancer study in the second half of 2009.”

In July 2009, CuraGen also reached an agreement in principle and signed a memorandum of understanding to settle two shareholder class action lawsuits that had been filed in connection with the proposed merger between CuraGen Corporation and Celldex Therapeutics, Inc. The settlement is subject to documentation and court approval. “While we continue to deny any wrongdoing or liability with respect to the claims asserted in the class action suits, unfortunately, the monthly costs of defending against these lawsuits far outweighed the benefits of continued litigation. Therefore, we have agreed to the terms of a settlement, which will include additional disclosure in the final proxy statement regarding the merger and, if approved by the court, a payment for the shareholder plaintiffs’ attorneys’ fees and expenses. Although we expect to have some increases to our initial projections of net cash at closing from the repurchase of debt at a discount as partial offsets, we now expect that the settlement payment and the monthly defense costs in connection with these class action suits will result in a decrease in the net cash at closing from our original projection of $54.5 million to between $53.5 and $54.0 million,” commented Dr. Shannon.

The revised projected net cash figures results in a reduction of the expected purchase price for CuraGen from $94.5 million or $1.56 per fully diluted share, to between $93.5 million and $94.0 million or $1.54—$1.55 per fully diluted share. The proposed merger is projected to close in the third quarter of 2009.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to CuraGen’s net cash at the closing of the CuraGen-Celldex merger, the expected aggregate and per share purchase price for CuraGen in the merger, the proposed settlement of the shareholder class action lawsuits, development opportunities for CR011 in breast cancer and melanoma and the expected timing for presenting updated data for the CR011 breast cancer study, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the following: the CuraGen-Celldex merger may not be completed in the expected timeframe or at all; the settlement agreement may not be approved; net cash at closing of the merger may differ from CuraGen’s estimates due to a number of factors, including higher than anticipated legal and advisory fees and a delay in the closing of the merger; any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform; technological uncertainty and product development risks; product liability exposure; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; reliance on research collaborations and strategic alliances; competition; patent infringement claims against CuraGen’s products, processes and technologies; CuraGen’s ability to protect its patents and proprietary rights; and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred in the section entitled “Risk Factors” in CuraGen’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q , in each case filed with the Securities and Exchange Commission, as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Celldex-CuraGen Merger and Where to Find It

In connection with the proposed merger, Celldex and CuraGen intend to file relevant materials with the SEC, including a definitive joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”). CuraGen and Celldex have already filed a preliminary joint proxy statement/prospectus with the SEC on June 26, 2009. This joint proxy statement/prospectus is only a preliminary version of the Joint Proxy Statement/Prospectus and should not be relied upon. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available) and any other documents filed by Celldex or CuraGen with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting CuraGen Corporation, Attn: VP & CFO, 322 East Main Street, Branford, CT 06405 or CuraGen Investor Relations at (888) 436-6642 or by accessing CuraGen’s investor relations website at www.curagen.com; or (ii) by contacting Celldex’s Investor

Relations at (781) 433-0771 or by accessing Celldex’s investor relations website at www.celldextherapeutics.com. Investors are urged to read the Joint Proxy Statement/Prospectus/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Participants in the Solicitation

The directors and executive officers of Celldex and CuraGen may be deemed to be participants in the solicitation of proxies from the holders of Celldex and CuraGen common stock in respect of the proposed merger. Information about the directors and executive officers of Celldex are set forth in Celldex’s most recent Form 10-K, which was filed with the SEC on March 2, 2009. Information about the directors and executive officers of CuraGen are set forth in CuraGen’s Form 10-K/A filed with the SEC on April 30, 2009 and proxy statement filed with the SEC on May 19, 2009. As of July 31, 2009, CuraGen’s directors and executive officers beneficially owned approximately 4.8% of CuraGen’s common stock. Investors may obtain additional information regarding the interests of Celldex and its directors and executive officers, and CuraGen and its directors and executive officers, in the proposed transaction by reading the Joint Proxy Statement/Prospectus regarding the transaction when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Collaboration revenue	$—	$1,152	$—	$1,174

Operating expenses:
Research and development	1,815	3,635	3,497	9,006
General and administrative	2,925	1,443	4,830	3,159

Total operating expenses	4,740	5,078	8,327	12,165

Gain on sale of intangible asset	—	36,397	—	36,397

(Loss) income from operations	(4,740)	32,471	(8,327)	25,406
Interest income	224	824	679	1,899
Interest expense	(159)	(451)	(334)	(1,248)
Realized (loss) gain on sale of available-for-sale investments, net	(1)	(165)	83	(169)
Gain on extinguishment of debt	—	6,991	962	6,991

(Loss) income before income taxes	(4,676)	39,670	(6,937)	32,879
Income taxes	16	(412)	740	(394)

Net (loss) income	($4,660)	$39,258	($6,197)	$32,485

Basic net (loss) income per common share	($0.08)	$0.68 ^	($0.11)	$0.56 ^

Weighted average number of shares used in computing:
Basic net income per share	57,051	56,736	57,027	56,629

SELECTED BALANCE SHEET INFORMATION

	June 30, 2009	December 31, 2008
	(unaudited)
Cash and investments	$76,040	$87,664

Working capital	$73,753	$84,044

Total assets	$76,866	$88,546

4% Convertible subordinated notes due 2011	$14,142	$18,967

Total long-term liabilities	$14,142	$18,967

Accumulated deficit	$468,990	$462,793

Stockholders’ equity	$59,869	$65,465

^	Reflects the retroactive application of FASB Staff Position EITF 03-06-1 which requires unvested share based payment awards that contain non-forfeitable rights to dividends or dividend equivalents be participating securities and included in the computation of earnings per share pursuant to the two-class method.